Exhibit 4.1
FORM OF AMENDMENT NO. 6
TO
STOCKHOLDERS AGREEMENT AND
TERMINATION AGREEMENT
THIS AMENDMENT NO. 6 TO STOCKHOLDERS’ AGREEMENT AND TERMINATION AGREEMENT (this “Amendment”) is made and entered into as of February 21, 2025, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), and the Persons executing the signature pages hereto (each a “party” and collectively, the “parties”).
W I T N E S S E T H:
    WHEREAS, the Corporation and the Stockholders entered into that certain Stockholders’ Agreement, dated as of June 19, 2017 (as amended by that certain Amendment No. 1 to the Stockholders’ Agreement dated as of March 14, 2018, as further amended by that certain Amendment No. 2 to the Stockholders’ Agreement dated as of June 1, 2021, as further amended by that certain Amendment No. 3 to the Stockholders’ Agreement dated as of January 2, 2024, as further amended by that certain Amendment No. 4 to the Stockholders’ Agreement dated January 16, 2024 (which amendment became null and void by its terms), and as further amended by that certain Amendment No. 5 to the Stockholders’ Agreement dated March 6, 2024), as amended, the “Stockholders’ Agreement”);
WHEREAS, the Corporation and the Stockholders signatory hereto desire to amend the Stockholders’ Agreement to provide for termination of the Stockholders’ Agreement, with such termination to be effective as of February 21, 2025;
WHEREAS, the Corporation and the Stockholders signatory hereto, which constitute Stockholders holding at least two-thirds (2/3) of the shares of Common Stock held by Stockholders at the time of such amendment and each affected Stockholder at the time of such amendment, now desire to amend the Stockholders’ Agreement to effect the termination thereof as contemplated above; and
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders’ Agreement.
    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders’ Agreement is hereby amended as follows:
1.Termination of Stockholders’ Agreement. The parties hereto hereby agree to terminate the Stockholders’ Agreement in its entirety so that, as of February 21, 2025 (the “Termination Date”), the Stockholders’ Agreement, and the rights and obligations of each of the Persons thereunder, shall be terminated and of no further force and effect. The parties hereto acknowledge and agree that, as of the Termination Date, none of the parties hereto nor any of their respective affiliates, trustees, beneficiaries, successors or assigns shall have any rights, liabilities, or obligations under the Stockholders’ Agreement, including, without limitation, any right, liability or obligation that would otherwise survive beyond the termination of the Stockholders’ Agreement.
2.Further Assurances. Each of the parties hereto hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Amendment.
3.Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
4.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above.

                    FIRSTSUN CAPITAL BANCORP

                    By:
                    Name:
                    Title:

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